Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 23, 2011 relating to the financial statements and supplemental schedule of the Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2010 and for the year then ended included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (File No. 333-42266).

/s/ McGladrey & Pullen LLP

Boston, Massachusetts

June 23, 2011